EXHIBIT 35.1
SERVICER COMPLIANCE STATEMENT
PURSUANT TO ITEM 1123 OF REGULATION AB
FIRST NATIONAL BANK OF OMAHA
Date: March 24, 2011
     The undersigned, a duly authorized officer of First National Bank of Omaha (the “Servicer”), pursuant to Item 1123 of Regulation AB and Section 3.05(a) of the Transfer and Servicing Agreement, dated as of October 24, 2002, among First National Funding LLC, as Transferor, First National Bank of Omaha, as Servicer, and First National Master Note Trust, as Issuer, as amended (the “Transfer and Servicing Agreement”), does hereby certify that:
     1. A review of the activities of the Servicer from January 1, 2010 through December 31, 2010 (the “Reporting Period”) and of its performance under the Transfer and Servicing Agreement has been made under my supervision; and
     2. To the best of my knowledge, based on my review, the Servicer has fulfilled all of its obligations under the Transfer and Servicing Agreement, in all material respects throughout the Reporting Period.

     IN WITNESS WHEREOF, I have signed this Servicer Compliance Statement the day and year first written above.

FIRST NATIONAL BANK OF OMAHA, as Servicer
By	/s/ Timothy D. Hart
Timothy D. Hart
Senior Vice President